                          [RENAISSANCERE LOGO OMITTED]

          RENAISSANCERE HOLDINGS COMMENTS ON HURRICANE KATRINA IMPACT

PEMBROKE, BERMUDA, SEPTEMBER 9, 2005 - RenaissanceRe Holdings Ltd. (NYSE: RNR)
provided today an initial assessment of the impact of Hurricane Katrina on its financial results.

Due to the extremely limited claims data, as well as potential legal and regulatory developments related to potential losses, the Company noted that it is difficult to provide an estimate of the financial impact of this event on the
Company. In looking at a broad range of possible outcomes, the Company estimated that the net negative impact on its financial results from Hurricane Katrina will be approximately 1% of the aggregate insurance industry losses arising from the hurricane.

The estimates for the Company and the industry include losses arising in all sectors of insurance and reinsurance, including residential property, commercial property, marine, energy and any other affected classes and coverages, including business interruption and privately insured flood. The Company noted that its estimate is preliminary, and that an assessment of the storm's impact on the industry, and on the Company, is subject to substantial uncertainty in light of the unique features of this event.

The Company indicated that, because of the storm, it does not expect to meet its previously announced earnings guidance for 2005. However, the Company noted that it expects to be profitable for the full year of 2005, assuming no significant catastrophe loss events for the balance of the year.

James N. Stanard, the Company's Chairman and CEO, commented: "We extend our sympathies to the victims of this hurricane, and recognize its enormous human impact. As we have demonstrated in prior catastrophes, we stand ready to serve our customers in responding to the losses and promptly paying claims."

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance.
Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2)
Individual Risk business, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor" Provisions of the Private Securities
Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the
Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the
period ending June 30, 2005.

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INVESTOR CONTACT:                                  MEDIA CONTACT:
RenaissanceRe Holdings Ltd.                        Kekst and Company
Todd R. Fonner                                     David Lilly or Dawn Dover
Vice President and Treasurer                       212-521-4800
441-239-4801